Tecumseh Products Company Reports Fourth-Quarter and Full Year 2009 Results

ANN ARBOR, Mich., March 11 /PRNewswire-FirstCall/ -- Tecumseh Products Company (Nasdaq - TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported a net loss of $30.5 million, or $1.65 per diluted share, for the fourth quarter of 2009, compared with a net loss of $63.3 million, or $3.43 per diluted share, in the same period in 2008.

The fourth quarter net loss from continuing operations was $26.8 million, or $1.45 per diluted share, which compares with a net loss from continuing operations of $43.5 million, or $2.35 per diluted share, in the same period in 2008.

The operating loss in the fourth quarter was $20.5 million, which included $13.8 million in impairments, restructuring charges and other items.  The operating loss in the fourth quarter of 2008 was $48.1 million, which included impairments, restructuring charges and other items totaling $23.7 million.

Gross profit (net sales less cost of sales and operating expenses) in the quarter was $23.2 million, or 11 percent of sales, compared with $5 million, or 3 percent of sales, a year ago. For the quarter, net sales were $209.6 million, up 24 percent from $169.3 million in the same period in 2008.   The cost of sales and operating expenses were $186.4 million for the quarter, compared with $164.3 million in the same period in 2008.

"Our strategy of focusing on customers, product innovation and making Tecumseh leaner and more efficient at every level is leading to improved performance in a very difficult market," said company President James Wainright.  "We are encouraged that the year-over-year sales decline in the last half of 2009 was less dramatic then we saw in the first half.  Nevertheless, we will continue to focus on cash and capital preservation, cost reductions and operating improvements."

Prior-year results have been restated to reflect the reclassification of the company's Paris, Tenn. operations from discontinued operations to continuing operations.  In 2008, this change decreased the net loss from continuing operations by $1.9 million, or 10 cents per share.  The impact in the fourth quarter was not significant.

Full-Year Results

In 2009, net sales were $735.9 million, compared with $996.4 million in 2008.  Excluding the impact of currency translation, net sales during the first half of 2009 across all product lines were approximately 26 percent lower than during the first half of 2008, and volumes during the second half of 2009 were approximately 14 percent lower than the second half of 2008.

For the full year 2009, the company reported a net loss of $93.4 million, or $5.06 per diluted share, compared with a net loss of $50.5 million, or $2.73 per diluted share, in 2008.

The company's net loss from continuing operations was $91.8 million in 2009, or $4.97 per diluted share, compared with $78 million, or $4.22 per diluted share, in 2008.

Gross profit in 2009 was $55.7 million, down from $105.1 million in 2008.  Cost of sales and operating expenses was $680.2 million in 2009, compared with $891.3 million in 2008.  Volume declines reduced 2009 gross profit (including the effect of lower sales on fixed costs) by $60.4 million, compared to 2008.

Current-year gross profit was also unfavorably impacted $34.1 million as a result of changes in sales mix.  Other raw material variances were also unfavorable by $0.6 million.  An unfavorable one-time cumulative catch-up depreciation expense of $3.5 million was recorded in 2009 as a result of the reclassification of our Paris, Tenn. facility.

Also, favorable 2008 items did not recur in 2009, including a $4.2 million gain on the sale of an airplane and a $2.2 million favorable litigation settlement in 2008.   The company also recorded $6.1 million less in pension and other post-retirement benefit credits in 2009.  Productivity improvements of $30.5 million, favorable currency effects of $24.2 million and lower commodity costs of $11.3 million improved 2009 gross profit, compared with the same period in 2008.  The effect of all other income and expense items included in cost of sales was unfavorable to 2009 results by $4.3 million.

Selling and administrative expenses declined by $4.4 million in 2009 to $125.2 million, compared with 2008.  However, these expenses increased as a percentage of revenue, primarily due to lower sales volume.  Over the course of the year, costs for recurring professional fees and professional fees outside the ordinary course of business declined by $4.5 million, and payroll, benefits and other employee-related expenses declined by $8.3 million.

A reversal of an accrual for environmental expenses and a favorable change in estimate in 2008 totaling $3.6 million did not recur in 2009.  All other selling and administrative expenses increased by $4.8 million.

The company recorded impairments, restructuring and other charges of $24.4 million in 2009, mostly for employee severance, restructuring costs and special termination benefits, which was down from $43.8 million in 2008, which included a $20.0 million excise tax and $18.2 million of goodwill impairments.

Cash and Liquidity
The company ended the year with cash and cash equivalents of $90.7 million, down from $113.1 million at the end of 2008. The availability of various credit facilities on Dec. 31, 2009, was $38.6 million, mostly at foreign subsidiaries.  Long-term debt was $8 million.  Cash provided by operations was $1.6 million in 2009, compared with $70.6 million in 2008.

The company expects to receive non operating cash inflows in 2010, primarily from tax refunds in the United States and Brazil, and the reversion of the company's hourly pension plan.  The increase in net cash for 2010 is expected to be approximately $35 million to $40 million from the pension plan reversion, and approximately $1.9 million from additional U.S. tax refunds.  The company expects to recover $29.2 million of refundable taxes in Brazil before the end of 2010, based upon the historical payment patterns of the Brazilian tax authority and the U.S. dollar-to-real exchange rate as of Dec. 31, 2009.  Capital expenditures in 2010 are projected to remain below $17 million, as the company prioritizes expenditures.

Conference Call
The company will broadcast its financial results conference call live over the Internet on Fri., March 12, 2010 at 11:00 a.m. Eastern. Webcast information can be found in the Investor Relations section of www.tecumseh.com.

About Tecumseh Products Company
Tecumseh Products Company is a full-line, independent global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems.  Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future-tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in macro-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict; viii) economic trend factors, such as housing starts; ix) the ultimate cost of resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) weather conditions affecting demand for replacement products; xi) emerging governmental regulations; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Jim Cain, The Quell Group, +1-248-649-8900, jcain@quell.com